Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-238971) and related Prospectus of Valvoline Inc. and to the incorporation by reference therein of our reports dated November 22, 2019, with respect to the consolidated financial statements and schedule of Valvoline Inc. and Consolidated Subsidiaries and the effectiveness of internal control over financial reporting of Valvoline Inc. and Consolidated Subsidiaries, included in its Annual Report (Form 10-K) for the year ended September 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

July 10, 2020